CAMPBELL'S REPORTS SECOND QUARTER FISCAL 2025 RESULTS

•Net Sales increased 9% to $2.7 billion and decreased 2% on an organic basis.
•Earnings Before Interest and Taxes (EBIT) were $327 million. Adjusted EBIT increased 2% to $372 million including the impact of the Sovos Brands, Inc. (Sovos Brands) acquisition.
•Earnings Per Share (EPS) were $0.58. Adjusted EPS decreased 8% to $0.74.
•Fiscal year-to-date cash flow from operations was $737 million; returned $283 million to shareholders through dividends and share repurchases.
•Updates full-year fiscal 2025 guidance.

CAMDEN, N.J., Mar. 5, 2025—The Campbell's Company (NASDAQ:CPB) today reported results for its second quarter fiscal 2025 ended January 26, 2025. Unless otherwise stated, all comparisons are to the same period of fiscal 2024.

CEO Comments
Mick Beekhuizen, Campbell’s President and CEO, said “Second quarter earnings were in line with our expectations despite the dynamic operating environment. Given the softness in some of our snacking categories, the anticipated sequential top-line improvement did not materialize during the quarter, and we now have a more muted second half expectation. As a result, we are updating our full-year guidance. We remain confident in our ability to successfully navigate the current consumer landscape with our portfolio of advantaged leadership brands, talented team and track record of execution. We have a strong foundation to deliver long-term sustainable, profitable growth and shareholder returns.”

	Three Months Ended
($ in millions, except per share)	January 26, 2025	January 28, 2024	% Change
Net Sales
As Reported (GAAP)	$2,685	$2,456	9%
Organic			(2)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$327	$317	3%
Adjusted	$372	$364	2%
Diluted Earnings Per Share
As Reported (GAAP)	$0.58	$0.68	(15)%
Adjusted	$0.74	$0.80	(8)%
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended
	January 26, 2025	January 28, 2024
As Reported (GAAP)	$0.58	$0.68

Costs associated with cost savings and optimization initiatives	$0.06	$0.09

Commodity mark-to-market losses (gains)	$(0.03)	$(0.02)

Accelerated amortization	$0.02	$0.02

Impairment charges	$0.06	$—

Charges associated with divestitures	$0.05	$—

Certain litigation expenses	$—	$—

Costs associated with acquisition	$—	$0.03

Adjusted	$0.74	$0.80

Second Quarter Results
Net sales in the quarter increased 9% to $2.7 billion driven by the benefit from the Sovos Brands acquisition (also referred to as the acquisition). Organic net sales decreased 2% to $2.4 billion driven by net price realization with flat volume/mix.

Gross profit increased to $819 million from $776 million. Gross profit margin was 30.5% compared to 31.6% and adjusted gross profit increased to $815 million from $772 million. Adjusted gross profit margin decreased 100 basis points to 30.4% mainly driven by cost inflation and other supply chain costs, unfavorable net price realization and the impact of the acquisition, partially offset by supply chain productivity improvements and the benefits from cost savings initiatives.

Marketing and selling expenses, which represented approximately 10% of net sales, increased 18% to $256 million. Adjusted marketing and selling expenses increased 18% to $255 million, primarily driven by the impact of the acquisition and higher advertising and consumer promotion expense in the base business.

Administrative expenses decreased 13% to $165 million. Adjusted administrative expenses decreased 2% to $156 million driven by the benefit from cost savings initiatives, partially offset by the impact of the acquisition.

Other expenses were $41 million compared to $26 million. Adjusted other expenses were $8 million compared to $9 million.

EBIT increased to $327 million from $317 million. Adjusted EBIT increased 2% to $372 million primarily due to the contribution of the acquisition, partially offset by lower adjusted EBIT in the base business. The base business performance was primarily driven by lower adjusted gross profit and higher adjusted marketing and selling expenses partially offset by lower adjusted administrative expenses.

Net interest expense was $80 million compared to $46 million, primarily due to an increase in interest expense related to higher levels of debt. The effective tax rate was 30.0% compared to 25.1% and the adjusted effective tax rate was 24.0% compared to 24.5%.

EPS decreased to $0.58 per share compared to $0.68 per share. Adjusted EPS decreased 8% to $0.74 per share primarily reflecting higher net interest expense, partially offset by the increase in adjusted EBIT. The acquisition was slightly accretive to adjusted earnings per share.

Cash Flow and Shareholder Return
Cash flow from operations for the six months ended January 26, 2025 was $737 million compared to $684 million primarily due to higher cash earnings and changes in working capital. Capital expenditures year-to-date were $211 million compared to $263 million. In line with Campbell’s commitment to return value to its shareholders, the company has paid $227 million of cash dividends and repurchased common stock of approximately $56 million year-to-date. As of the end of the second quarter, the company had approximately $205 million remaining under its anti-dilutive share repurchase program in addition to approximately $301 million remaining under its September 2021 strategic share repurchase program.

Cost Savings Program
Through the second quarter, Campbell's has delivered approximately $65 million of savings under the $250 million cost savings program announced in September 2024.

Updated Full-Year Fiscal 2025 Guidance:
Based on year-to-date performance and the ongoing dynamic consumer environment, Campbell’s is updating its full-year fiscal 2025 guidance. In addition, the company’s updated guidance reflects the sale of the noosa yoghurt business, which was divested on February 24, 2025, and is estimated to have an impact of approximately 1 percentage point on net sales and an estimated $0.01 dilutive impact to adjusted EPS.

The company is updating its full-year fiscal 2025 financial outlook as follows:
•Net sales growth of approximately 6% to 8%.
•Organic net sales expected to be in the range of down 2% to flat.
◦Organic net sales exclude acquisitions, divestitures, currency and the 53rd week. As a reminder, Sovos Brands was acquired on March 12, 2024, and therefore moves into organic net sales during the third quarter of fiscal 2025.
•Adjusted EBIT growth of 3% to 5%.
◦Reflecting strong first half progress on cost savings initiatives, expected full-year 2025 cost savings are increased to $120 million.
•Adjusted EPS of $2.95 to $3.05, or approximately down 4% to down 1% versus prior year adjusted EPS of $3.08.
◦Net interest expense expected to be $325 to $330 million reflecting the benefit of the after-tax proceeds from the noosa divestiture used to reduce debt.

The company’s guidance does not reflect any impact from potential import tariffs by the U.S. government and potential retaliatory actions taken by other countries, given the tariff and trade environments are uncertain and rapidly evolving.

Consistent with prior guidance, the benefit of the 53rd week is included in the company's fiscal 2025 guidance (with the exception of organic net sales which exclude the 53rd week) and is estimated to be worth approximately 2 points of growth to reported net sales and adjusted EBIT, along with approximately $0.07 of adjusted EPS.

Other additional guidance assumptions can be found in the accompanying investor presentation available at https://investor.thecampbellscompany.com/events-presentations.

	FY2024 Results		Prior FY2025 Guidance	Updated FY2025 Guidance
($ in millions, except per share)
Net Sales	$9,636		+9% to +11%	+6% to +8%
Organic Net Sales	$9,457	*	0% to 2%	(2)% to 0%

Adjusted EBIT	$1,454	*	+9% to +11%	+3% to +5%

Adjusted EPS	$3.08	*	+1% to +4%	(4)% to (1)%
			$3.12 to $3.22	$2.95 to $3.05

Prior guidance reflects Sovos Brands which was acquired on March 12, 2024, the divestiture of the Pop Secret popcorn business which was sold on August 26, 2024 and the impact of the 53rd week in fiscal 2025. Updated guidance also reflects the divestiture of the noosa yoghurt business which was sold on February 24, 2025. Organic net sales exclude acquisitions, divestitures, currency and the 53rd week in fiscal 2025.

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for fiscal 2025 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended January 26, 2025
	($ in millions)
	Meals & Beverages*	Snacks	Total
Net Sales, as Reported	$1,679	$1,006	$2,685

Volume/Mix	1%	(2)%	—%
Net Price Realization	(2)%	(1)%	(2)%
Organic Net Sales	(1)%	(3)%	(2)%
Currency	—%	—%	—%
Acquisition / (Divestiture)[1]	23%	(3)%	11%
% Change vs. Prior Year	21%	(6)%	9%

Segment Operating Earnings	$291	$114
% Change vs. Prior Year	18%	(29)%

*Numbers may not add due to rounding.
1 Reflects the incremental net sales associated with the Sovos Brands acquisition, which was completed on March 12, 2024, and the loss of net sales associated with the divestiture of the Pop Secret popcorn business, which was completed on August 26, 2024.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter increased 21% driven by the benefit of the acquisition. Excluding the acquisition, organic net sales decreased 1% driven by declines in SpaghettiOs and U.S. soup, partially offset by gains in foodservice. Lower net price realization of 2% was partially offset by favorable volume/mix of 1%. Sales of U.S. soup decreased primarily due to decreases in ready-to-serve soups and condensed soups, partially offset by an increase in broth.

Operating earnings in the quarter increased 18%. The increase was primarily due to the benefit of the acquisition, partially offset by higher marketing and selling expenses.

Snacks
Net sales in the quarter decreased 6%. Excluding the impact of the Pop Secret divestiture, organic net sales decreased 3% driven by declines in third-party partner and contract brands, Goldfish crackers and Snyder's of Hanover pretzels. Sales were impacted by volume/mix declines of 2% and lower net price realization of 1%.

Operating earnings in the quarter decreased 29% primarily due to lower gross profit and higher marketing and selling expenses. Gross profit margin decreased primarily due to the impact of cost inflation and other supply chain costs, lower net price realization and unfavorable volume/mix, partially offset by supply chain productivity improvements and the benefits from cost savings initiatives.

Corporate
Corporate expense was $73 million in the quarter compared to $89 million. The decrease was primarily due to lower costs associated with cost savings and optimization initiatives, costs associated with the acquisition in the prior year, lower administrative expenses and higher unrealized mark-to-market gains on outstanding undesignated commodity hedges, partially offset by non-cash impairment charges.

Conference Call and Webcast
Campbell's will host a conference call to discuss these results on Wednesday, March 5, 2025, at 8:00 a.m. Eastern Time. Participants calling from the U.S. & Canada may dial in using the toll-free phone number (800) 715-9871. Participants calling from outside the U.S. & Canada may dial in using phone number +1 (646) 307-1963. The conference access code is 3292637. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at https://investor.thecampbellscompany.com/events-presentations.

Reportable Segments
The Campbell's Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverages products in retail and foodservice in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; SpaghettiOs pasta; Campbell’s gravies, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; Campbell’s tomato juice; and as of March 12, 2024, Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo's frozen entrées and pasta sauces; and noosa yogurts. The noosa yoghurt business was sold on February 24, 2025. The segment also includes snacking products in foodservice and Canada; and

Snacks, which consists of Pepperidge Farm cookies, crackers, fresh bakery and frozen products, including Goldfish crackers, Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod potato chips, Kettle Brand potato chips, Late July snacks, Snack Factory pretzel crisps, and other snacking products in retail in the U.S. The segment also includes the snacking and meals and beverages retail business in Latin America. The segment also included the results of our Pop Secret popcorn business, which was sold on August 26, 2024.

We refer to the following products as our “leadership brands”: Campbell’s condensed and ready-to-serve soups; Chunky soups; Swanson broth, stocks and canned poultry; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; V8 juices and beverages; Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Pepperidge Farm cookies, crackers and fresh bakery; Goldfish crackers; Snyder’s of Hanover pretzels; Lance sandwich crackers; Cape Cod potato chips; Kettle Brand potato chips; Late July snacks; and Snack Factory pretzel crisps.

About The Campbell's Company
For 155 years, The Campbell’s Company (NASDAQ:CPB) has been connecting people through food they love. Headquartered in Camden, N.J. since 1869, generations of consumers have trusted us to provide delicious and affordable food and beverages. Today, the company is a North American focused brand powerhouse, generating fiscal 2024 net sales of $9.6 billion across two divisions: Meals & Beverages and Snacks. Our portfolio of 16 leadership brands includes: Campbell’s, Cape Cod, Chunky, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snack Factory pretzel crisps, Snyder’s of Hanover, Swanson and V8. For more information, visit www.thecampbellscompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: the risks associated with imposed and threatened tariffs by the U.S. and reciprocal tariffs by its trading partners; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation, including those related to tariffs; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key contract manufacturer and supplier relationships; declines or volatility in financial markets, deteriorating economic conditions and other external factors, including the impact and application of new or changes to existing governmental laws, regulations, and policies; the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; the impact of strong competitive responses to the company’s efforts to leverage brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; changes in consumer demand for the company’s products and favorable perception of the company’s brands; the risk that the cost savings and any other synergies from the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive within the expected timeframe or the extent anticipated; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including from weather-related events; the costs, disruption and diversion of management’s attention associated with activist investors; the company's indebtedness and ability to pay such indebtedness; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the company’s outlook. The company disclaims any obligation or intent to update forward-looking statements in order to reflect new information, events or circumstances after the date of this release.

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 26, 2025	January 28, 2024
Net sales	$2,685	$2,456
Costs and expenses
Cost of products sold	1,866	1,680
Marketing and selling expenses	256	217
Administrative expenses	165	189
Research and development expenses	25	25
Other expenses / (income)	41	26
Restructuring charges	5	2
Total costs and expenses	2,358	2,139
Earnings before interest and taxes	327	317
Interest, net	80	46
Earnings before taxes	247	271
Taxes on earnings	74	68
Net earnings	173	203
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$173	$203
Per share - basic
Net earnings attributable to The Campbell's Company	$.58	$.68
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.58	$.68
Weighted average shares outstanding - assuming dilution	299	299

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 26, 2025	January 28, 2024
Net sales	$5,457	$4,974
Costs and expenses
Cost of products sold	3,771	3,410
Marketing and selling expenses	506	439
Administrative expenses	340	347
Research and development expenses	51	49
Other expenses / (income)	84	50
Restructuring charges	11	4
Total costs and expenses	4,763	4,299
Earnings before interest and taxes	694	675
Interest, net	163	94
Earnings before taxes	531	581
Taxes on earnings	140	144
Net earnings	391	437
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$391	$437
Per share - basic
Net earnings attributable to The Campbell's Company	$1.31	$1.47
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$1.30	$1.46
Weighted average shares outstanding - assuming dilution	300	299

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 26, 2025	January 28, 2024	Percent Change
Sales
Contributions:
Meals & Beverages	$1,679	$1,382	21%
Snacks	1,006	1,074	(6)%
Total sales	$2,685	$2,456	9%
Earnings
Contributions:
Meals & Beverages	$291	$247	18%
Snacks	114	161	(29)%
Total operating earnings	405	408	(1)%
Corporate income (expense)	(73)	(89)
Restructuring charges	(5)	(2)
Earnings before interest and taxes	327	317	3%
Interest, net	80	46
Taxes on earnings	74	68
Net earnings	173	203	(15)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$173	$203	(15)%
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.58	$.68	(15)%

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 26, 2025	January 28, 2024	Percent Change
Sales
Contributions:
Meals & Beverages	$3,385	$2,786	22%
Snacks	2,072	2,188	(5)%
Total sales	$5,457	$4,974	10%
Earnings
Contributions:
Meals & Beverages	$628	$534	18%
Snacks	256	322	(20)%
Total operating earnings	884	856	3%
Corporate income (expense)	(179)	(177)
Restructuring charges	(11)	(4)
Earnings before interest and taxes	694	675	3%
Interest, net	163	94
Taxes on earnings	140	144
Net earnings	391	437	(11)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$391	$437	(11)%
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$1.30	$1.46	(11)%

THE CAMPBELL'S COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	January 26, 2025	January 28, 2024
Current assets	$2,946	$2,070
Assets of business held for sale	235	—
Plant assets, net	2,637	2,470
Intangible assets, net	9,523	7,071
Other assets	569	495
Total assets	$15,910	$12,106
Current liabilities	$3,359	$2,056
Liabilities of business held for sale	54	—
Long-term debt	6,496	4,506
Other liabilities	2,089	1,693
Total equity	3,912	3,851
Total liabilities and equity	$15,910	$12,106
Total debt	$7,675	$4,520
Total cash and cash equivalents	$829	$169

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Six Months Ended
	January 26, 2025	January 28, 2024
Cash flows from operating activities:
Net earnings	$391	$437
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	26	—
Restructuring charges	11	4
Stock-based compensation	36	36
Pension and postretirement benefit expense	2	3
Depreciation and amortization	219	192
Deferred income taxes	5	6
Net loss on sale of business	25	—
Other	67	76
Changes in working capital, net of divestiture
Accounts receivable	(94)	(116)
Inventories	52	102
Other current assets	(24)	(22)
Accounts payable and accrued liabilities	40	(17)
Other	(19)	(17)
Net cash provided by operating activities	737	684
Cash flows from investing activities:
Purchases of plant assets	(211)	(263)
Purchases of route businesses	(90)	(6)
Sales of route businesses	61	13
Sale of business	70	—
Other	(5)	—
Net cash used in investing activities	(175)	(256)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	663	1,416
Short-term repayments, including commercial paper	(925)	(1,596)
Long-term borrowings	1,144	—
Long-term repayments	(400)	—
Dividends paid	(227)	(224)
Treasury stock purchases	(56)	(29)
Payments related to tax withholding for stock-based compensation	(28)	(14)
Payments of debt issuance costs	(11)	—
Other	—	(1)
Net cash provided by (used in) financing activities	160	(448)
Effect of exchange rate changes on cash	(1)	—
Net change in cash and cash equivalents	721	(20)
Cash and cash equivalents — beginning of period	108	189
Cash and cash equivalents — end of period	$829	$169

Reconciliation of GAAP to Non-GAAP Financial Measures
Second Quarter Ended January 26, 2025
The Campbell's Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; costs associated with cost savings and optimization initiatives; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses or recoveries; and costs or recoveries related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions, divestitures and the 53rd week in fiscal 2025. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	January 26, 2025				January 28, 2024			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,679	$6	$(313)	$1,372	$1,382	$—	$1,382	21%	(1)%
Snacks	1,006	2	—	1,008	1,074	(32)	1,042	(6)%	(3)%
Total Net Sales	$2,685	$8	$(313)	$2,380	$2,456	$(32)	$2,424	9%	(2)%

Six Months Ended
	January 26, 2025				January 28, 2024			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$3,385	$7	$(623)	$2,769	$2,786	$—	$2,786	22%	(1)%
Snacks	2,072	2	—	2,074	2,188	(53)	2,135	(5)%	(3)%
Total Net Sales	$5,457	$9	$(623)	$4,843	$4,974	$(53)	$4,921	10%	(2)%

Twelve Months Ended
	July 28, 2024
(millions)	Net Sales, as Reported	Impact of Divestitures	Organic Net Sales for FY 2025 Guidance
Meals & Beverages	$5,258	$(68)	$5,190
Snacks	4,378	(111)	4,267
Total Net Sales	$9,636	$(179)	$9,457
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of costs associated with cost savings and optimization initiatives, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, impairment charges, gains or losses on divestitures, certain litigation expenses or recoveries, costs or recoveries related to a cybersecurity incident, actuarial gains or losses on pension and postretirement plans and costs associated with acquisitions.

Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years. In the second quarter of fiscal 2025, the company recorded Restructuring charges of $5 million and implementation costs and other related costs of $10 million in Cost of products sold, $8 million in Administrative expenses, $1 million in Marketing and selling expenses and $1 million in Research and development expenses related to these initiatives. In the second quarter of fiscal 2024, the company recorded Restructuring charges of $2 million and implementation costs and other related costs of $29 million in Administrative expenses, $3 million in Cost of products sold, $1 million in Marketing and selling expenses and $1 million in Research and development expenses (aggregate impact of $27 million after tax, or $.09 per share) related to these initiatives. In the six-month period of fiscal 2025, the company recorded Restructuring charges of $11 million and implementation costs and other related costs of $19 million in Administrative expenses, $18 million in Cost of products sold, $2 million in Marketing and selling expenses and $2 million in Research and development expenses related to these initiatives. In the six-month period of fiscal 2024, the company recorded Restructuring charges of $4 million and implementation costs and other related costs of $34 million in Administrative expenses, $6 million in Cost of products sold, $3 million in Marketing and selling expenses and $2 million in Research and development expenses (aggregate impact of $37 million after tax, or $.12 per share) related to these initiatives. For the year ended July 28, 2024, the company recorded Restructuring charges of $17 million and implementation costs and other related costs of $54 million in Administrative expenses, $26 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives.
In the second quarter of fiscal 2024, the company began implementation of an optimization initiative to improve the effectiveness of its Snacks direct-store-delivery route-to-market network. In the six-month period of fiscal 2025, the company recognized $8 million in Marketing and selling expenses related to this initiative. For the year ended July 28, 2024, the company recognized $5 million in Marketing and selling expenses related to this initiative.
In the second quarter of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $25 million ($19 million after tax, or $.06 per share). In the six-month period of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $60 million ($46 million after tax, or $.15 per share). For the year ended July 28, 2024, the total aggregate impact related to the cost savings and optimization initiatives was $109 million ($83 million after tax, or $.28 per share).
(2)In the second quarter of fiscal 2025, the company recognized gains in Cost of products sold of $14 million ($10 million after tax, or $.03 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the second quarter of fiscal 2024, the company recognized gains in Cost of products sold of $7 million ($5 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the six-month period of fiscal 2025, the company recognized gains in Cost of products sold of $18 million ($13 million after tax, or $.04 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the six-month period of fiscal 2024, the company recognized losses in Cost of products sold of $8 million ($6 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 28, 2024, the company recognized losses in Cost of products sold of $22 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(3)In the second quarter of fiscal 2025 and 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023. In the six-month periods of fiscal 2025 and 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $14 million ($10 million after tax, or $.03 per share). For the year ended July 28, 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $27 million ($20 million after tax, or $.07 per share).
(4)In the second quarter of fiscal 2025, the company performed an interim impairment assessment on certain salty snacks and cookie trademarks within the Snacks segment, including Tom's, Jays, Kruncher's, O-Ke-Doke, Stella D'oro and Archway, collectively referred to as the company's "Allied brands," and recognized an impairment charge of $15 million on the trademarks.

In the second quarter of fiscal 2025, the company performed an interim impairment assessment on the Late July trademark within the Snacks segment and recognized an impairment charge of $11 million on the trademark.
In the second quarter of fiscal 2025, the total aggregate impact of the impairment charges was $26 million ($19 million after tax, or $.06 per share).
In the fourth quarter of fiscal 2024, the company recognized an impairment charge of $53 million on the Allied brands trademarks.
In the fourth quarter of fiscal 2024, the company performed an impairment assessment on the assets in the Pop Secret popcorn business within the Snacks segment as sales and operating performance were below expectations due in part to competitive pressure and reduced margins, and as the company pursued divesting the business. As a result of these factors, in the fourth quarter of fiscal 2024, the company lowered the long-term outlook for the business and recognized an impairment charge of $76 million on the trademark. The sale of the business was completed on August 26, 2024.
For the year ended July 28, 2024, the total aggregate impact of the impairment charges was $129 million ($98 million after tax, or $.33 per share).
The charges were included in Other expenses / (income).
(5)In the second quarter of fiscal 2025, the company recorded $15 million ($.05 per share) of deferred tax expense related to the sale of the noosa yoghurt business, which was completed on February 24, 2025. In the first quarter of fiscal 2025, the company recorded a loss in Other expenses / (income) of $25 million ($19 million after tax, or $.06 per share) on the sale of its Pop Secret popcorn business. In the six-month period of fiscal 2025, the total aggregate impact of charges associated with divestitures was $25 million ($34 million after tax, or $.11 per share).
(6)In the second quarter of fiscal 2025, the company recorded litigation expenses in Administrative expenses of $1 million ($1 million after tax) related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021, and certain other litigation matters. In the second quarter of fiscal 2024, the company recorded litigation expenses in Administrative expenses of $1 million ($1 million after tax) related to Plum. In the six-month period of fiscal 2025, the company recorded litigation expenses in Administrative expenses of $2 million ($2 million after tax, or $.01 per share) related to Plum and certain other litigation matters. In the six-month period of fiscal 2024, the company recorded litigation expenses in Administrative expenses of $3 million ($3 million after tax, or $.01 per share) related to Plum. For the year ended July 28, 2024, the company recorded litigation expenses in Administrative expenses of $5 million ($5 million after tax, $.02 per share) related to Plum and certain other litigation matters.
(7)In the six-month period of fiscal 2025, the company recorded insurance recoveries in Administrative expenses of $1 million ($1 million after tax) related to related to a cybersecurity incident that was identified in the fourth quarter of fiscal 2023. In the six-moth period of fiscal 2024, the company recorded costs of $2 million in Cost of products sold and $1 million in Administrative expenses (aggregate impact of $2 million after tax, or $.01 per share) related to the cybersecurity incident.
(8)In the six-month period of fiscal 2025, the company recognized an actuarial loss in Other expenses / (income) of $2 million ($1 million after tax) related to an interim remeasurement of a postretirement plan due to a plan amendment. For the year ended July 28, 2024, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $33 million ($25 million after tax, or $.08 per share).
(9)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. and on March 12, 2024, the acquisition closed. In the second quarter of fiscal 2024, the company incurred costs associated with the acquisition in Other expenses / (income) of $10 million ($9 million after tax, or $.03 per share). In the six-month period of fiscal 2024, the company incurred costs associated with the acquisition in Other expenses / (income) of $19 million ($17 million after tax, or $.06 per share). For the year ended July 28, 2024, the company incurred $126 million of costs associated with the acquisition, of which $21 million was recorded in Restructuring charges, $47 million in Administrative expenses, $35 million in Other expenses / (income), $3 million in Marketing and selling expenses, $2 million in Research and development expenses and $18 million in Cost of products sold, of which $17 million was associated with the acquisition date fair value adjustment for inventory. The company also recorded costs of $2 million in Interest expense related to costs associated with the Delayed Draw Term Loan Credit Agreement used to fund the acquisition. The aggregate impact was $128 million, $109 million after tax, or $.36 per share.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended			Six Months Ended			Year Ended
(millions, except per share amounts)	January 26, 2025	January 28, 2024	Percent Change	January 26, 2025	January 28, 2024	Percent Change	July 28, 2024
Gross profit, as reported	$819	$776	6%	$1,686	$1,564	8%	$2,971
Gross profit margin, as reported	30.5%	31.6%	(110) pts	30.9%	31.4%	(50) pts	30.8%
Costs associated with cost savings and optimization initiatives (1)	10	3		18	6		26
Commodity mark-to-market losses (gains) (2)	(14)	(7)		(18)	8		22
Cybersecurity incident costs (recoveries) (7)	—	—		—	2		2
Costs associated with acquisition (9)	—	—		—	—		18
Adjusted Gross profit	$815	$772	6%	$1,686	$1,580	7%	$3,039
Adjusted Gross profit margin	30.4%	31.4%	(100) pts	30.9%	31.8%	(90) pts	31.5%

Marketing and selling expenses, as reported	$256	$217	18%	$506	$439	15%	$833
Costs associated with cost savings and optimization initiatives (1)	(1)	(1)		(10)	(3)		(9)
Costs associated with acquisition (9)	—	—		—	—		(3)
Adjusted Marketing and selling expenses	$255	$216	18%	$496	$436	14%	$821
Administrative expenses, as reported	$165	$189	(13)%	$340	$347	(2)%	$737
Costs associated with cost savings and optimization initiatives (1)	(8)	(29)		(19)	(34)		(54)
Certain litigation expenses (6)	(1)	(1)		(2)	(3)		(5)
Cybersecurity incident recoveries (costs) (7)	—	—		1	(1)		(1)
Costs associated with acquisition (9)	—	—		—	—		(47)
Adjusted Administrative expenses	$156	$159	(2)%	$320	$309	4%	$630
Research and development expenses, as reported	$25	$25		$51	$49		$102
Costs associated with cost savings and optimization initiatives (1)	(1)	(1)		(2)	(2)		(3)
Costs associated with acquisition (9)	—	—		—	—		(2)
Adjusted Research and development expenses	$24	$24		$49	$47		$97
Other expenses / (income), as reported	$41	$26		$84	$50		$261
Accelerated amortization (3)	(7)	(7)		(14)	(14)		(27)
Impairment charges (4)	(26)	—		(26)	—		(129)
Charges associated with divestitures (5)	—	—		(25)	—		—
Pension and postretirement actuarial losses (8)	—	—		(2)	—		(33)
Costs associated with acquisition (9)	—	(10)		—	(19)		(35)
Adjusted Other expenses / (income)	$8	$9		$17	$17		$37

	Three Months Ended			Six Months Ended			Year Ended
(millions, except per share amounts)	January 26, 2025	January 28, 2024	Percent Change	January 26, 2025	January 28, 2024	Percent Change	July 28, 2024
Earnings before interest and taxes, as reported	$327	$317	3%	$694	$675	3%	$1,000
Costs associated with cost savings and optimization initiatives (1)	25	36		60	49		109
Commodity mark-to-market losses (gains) (2)	(14)	(7)		(18)	8		22
Accelerated amortization (3)	7	7		14	14		27
Impairment charges (4)	26	—		26	—		129
Charges associated with divestitures (5)	—	—		25	—		—
Certain litigation expenses (6)	1	1		2	3		5
Cybersecurity incident costs (recoveries) (7)	—	—		(1)	3		3
Pension and postretirement actuarial losses (8)	—	—		2	—		33
Costs associated with acquisition (9)	—	10		—	19		126
Adjusted Earnings before interest and taxes	$372	$364	2%	$804	$771	4%	$1,454
Interest, net, as reported	$80	$46		$163	$94		$243
Costs associated with acquisition (9)	—	—		—	—		(2)
Adjusted Interest, net	$80	$46		$163	$94		$241
Adjusted Earnings before taxes	$292	$318		$641	$677		$1,213
Taxes on earnings, as reported	$74	$68	9%	$140	$144	(3)%	$190
Effective income tax rate, as reported	30.0%	25.1%	490 pts	26.4%	24.8%	160 pts	25.1%
Costs associated with cost savings and optimization initiatives (1)	6	9		14	12		26
Commodity mark-to-market losses (gains) (2)	(4)	(2)		(5)	2		6
Accelerated amortization (3)	2	2		4	4		7
Impairment charges (4)	7	—		7	—		31
Charges associated with divestitures (5)	(15)	—		(9)	—		—
Certain litigation expenses (6)	—	—		—	—		—
Cybersecurity incident costs (recoveries) (7)	—	—		—	1		1
Pension and postretirement actuarial losses (8)	—	—		1	—		8
Costs associated with acquisition (9)	—	1		—	2		19
Adjusted Taxes on earnings	$70	$78	(10)%	$152	$165	(8)%	$288
Adjusted effective income tax rate	24.0%	24.5%	(50) pts	23.7%	24.4%	(70) pts	23.7%

	Three Months Ended			Six Months Ended			Year Ended
(millions, except per share amounts)	January 26, 2025	January 28, 2024	Percent Change	January 26, 2025	January 28, 2024	Percent Change	July 28, 2024
Net earnings attributable to The Campbell's Company, as reported	$173	$203	(15)%	$391	$437	(11)%	$567
Costs associated with cost savings and optimization initiatives (1)	19	27		46	37		83
Commodity mark-to-market losses (gains) (2)	(10)	(5)		(13)	6		16
Accelerated amortization (3)	5	5		10	10		20
Impairment charges (4)	19	—		19	—		98
Charges associated with divestitures (5)	15	—		34	—		—
Certain litigation expenses (6)	1	1		2	3		5
Cybersecurity incident costs (recoveries) (7)	—	—		(1)	2		2
Pension and postretirement actuarial losses (8)	—	—		1	—		25
Costs associated with acquisition (9)	—	9		—	17		109
Adjusted Net earnings attributable to The Campbell's Company	$222	$240	(8)%	$489	$512	(4)%	$925
Diluted net earnings per share attributable to The Campbell's Company, as reported	$.58	$.68	(15)%	$1.30	$1.46	(11)%	$1.89
Costs associated with cost savings and optimization initiatives (1)	.06	.09		.15	.12		.28
Commodity mark-to-market losses (gains) (2)	(.03)	(.02)		(.04)	.02		.05
Accelerated amortization (3)	.02	.02		.03	.03		.07
Impairment charges (4)	.06	—		.06	—		.33
Charges associated with divestitures (5)	.05	—		.11	—		—
Certain litigation expenses (6)	—	—		.01	.01		.02
Cybersecurity incident costs (recoveries) (7)	—	—		—	.01		.01
Pension and postretirement actuarial losses (8)	—	—		—	—		.08
Costs associated with acquisition (9)	—	.03		—	.06		.36
Adjusted Diluted net earnings per share attributable to The Campbell's Company*	$.74	$.80	(8)%	$1.63	$1.71	(5)%	$3.08
*The sum of individual per share amounts may not add due to rounding.